Exhibit 99.1
The Duckhorn Portfolio Announces Third Quarter 2022 Financial Results

Net Sales of $91.6 million
Net Income of $15.6 million; Adjusted Net Income of $19.2 million
Adjusted EBITDA of $32.9 million
Raises Fiscal Year 2022 Net Sales and Profitability Outlook
St. Helena, CA, June 2, 2022 – The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”) today reported its financial results for the three months ended April 30, 2022.
Third Quarter 2022 Highlights
▪Net sales were $91.6 million, an increase of $1.2 million, or 1.3%, versus the prior year period.
▪Gross profit was $44.0 million, a decrease of $3.0 million, or 6.3%, versus the prior year period. Including an adjustment for a $3.9 million seltzer inventory reserve, adjusted gross profit was $48.1 million, an increase of $0.8 million, or 1.8%, versus the prior year period.
▪Net income was $15.6 million, or $0.14 per diluted share, versus $9.0 million, or $0.08 per diluted share, in the prior year period; adjusted net income was $19.2 million, or $0.17 per diluted share, versus $17.9 million, or $0.17 per diluted share, in the prior year period. Adjusted net income increased $2.0 million, or 11.5%, when compared against the prior year period, and adjusted earnings per share would have been $0.15 per diluted share in the prior year period if similarly burdened by public company costs and using the third quarter of Fiscal 2022 diluted share count.
▪Adjusted EBITDA was $32.9 million, similar to the prior year period of $32.9 million. Adjusted EBITDA increased $0.9 million, or 2.9%, and margin increased approximately 60 bps versus the prior year period when comparing adjusted EBITDA in the third quarter against the prior year period similarly burdened by public company costs.
▪Cash was $8.7 million as of April 30, 2022, with a leverage ratio of 1.9x net debt (net of deferred financing costs) to trailing twelve months adjusted EBITDA.

“As we celebrate a full year of being a public company, we are proud to have established ourselves as the only pure-play luxury wine player of scale and are pleased with our strong, consistent financial performance” commented Alex Ryan, President, Chief Executive Officer and Chairman. “The power of our portfolio and our ability to capitalize on the growing demand for luxury wine was evident in the quarter as we continue to achieve positive top line results against robust year-over-year comparisons and gain share in a dynamic market. Duckhorn Vineyards and Decoy continue to standout, as they both significantly outperformed the high-growth luxury wine segment and we believe we have runway for years of growth ahead.

Ryan continued, “Given the momentum we have sustained year-to-date, we are raising our Fiscal 2022 net sales, adjusted EBITDA and adjusted EPS guidance. Our consumers and distributors recognize us for our quality and consistency, and we are positioned to deliver on our financial targets for the fiscal year. We remain confident in our ability to continue to execute our strategy and provide valuable returns for our stakeholders for years to come.”

Third Quarter 2022 Results

	Three months ended April 30,
	2022	2021
Net sales growth	1.3%	31.6%
Volume contribution	(0.6)%	41.0%
Price / mix contribution	1.9%	(9.4)%

	Three months ended April 30,
	2022	2021
Wholesale – distributors	62.0%	59.5%
Wholesale – California direct to retail	16.6%	15.7%
DTC	21.4%	24.8%
Net sales	100.0%	100.0%
Note: Sum of individual amounts may not recalculate due to rounding.

Net sales were $91.6 million, an increase of $1.2 million, or 1.3%, versus $90.4 million in the prior year period. The increase in net sales was a result of positive 1.9% price/mix contribution related to favorable brand and channel mix contribution, which was partially offset by negative 0.6% volume growth. Evaluating our sales results on a three-year basis, which we believe is indicative of the underlying performance of the business without pandemic-related noise, net sales and volumes reflect compound annual growth rates (CAGR) of 13.3% and 19.9%, respectively.
Gross profit was $44.0 million, a decrease of $3.0 million, or 6.3%, versus the prior year period, related entirely to the $3.9 million seltzer inventory reserve and partially offset by favorable mix. Gross profit margin was 48.0%, down 390 basis points versus the prior year period as positive mix was fully offset by the seltzer inventory reserve. Adjusted gross profit was $48.1 million, an increase of $0.8 million, or 1.8%, versus the prior year period, and adjusted gross profit margin was 52.5%, up 26 basis points versus the prior year period.

Total selling, general and administrative expenses were $23.1 million, a decrease of $8.1 million, or 25.9%, versus $31.1 million in the prior year period. The decrease was primarily attributed to IPO related expenses that existed in the prior year period, including equity-based compensation and transaction expenses, partially offset by marginally higher workforce-related expenses, among other items. Selling expenses also increased approximately $1.6 million primarily to support sales activities and the continued resurgence of business travel versus the prior year period.

Net income was $15.6 million, or $0.14 per diluted share, versus $9.0 million, or $0.08 per diluted share, in the prior year period. Adjusted net income was $19.2 million, or $0.17 per diluted share, versus $17.9 million, or $0.17 per diluted share, in the prior year period. The increase in adjusted net income was due to higher net sales, favorable brand and channel mix, lower interest expense and lower income tax expense, partially offset by increases in direct selling expenses, which were generally in line with net sales growth during the period. For comparison, adjusted net income for the third quarter of Fiscal 2021 would have been $17.2 million, or $0.15 per diluted share, if that earlier period reflected similar public company costs and diluted share count consistent with the third quarter of Fiscal 2022.

Adjusted EBITDA was $32.9 million, similar to the prior year period, as greater net sales and gross profit were offset by increased SG&A less equity-based compensation. Adjusted EBITDA increased $0.9 million, or 2.9%, and margin increased approximately 60 bps versus the prior year when comparing adjusted EBITDA in the third quarter against the prior year period similarly burdened by public company costs.

Fiscal Year 2022 Guidance
The Company is raising and narrowing its previously provided Fiscal 2022 guidance. For the year, we now expect to deliver adjusted EPS between $0.59 and $0.62 per diluted share versus Fiscal 2021 adjusted EPS of $0.58 per diluted share. Note that the provided annual range is negatively impacted by an increase in weighted average share count of approximately nine million shares or 8% on a year-over-year basis, a function of timing related to the Company’s third quarter Fiscal 2021 initial public offering. Fiscal 2022 also includes a full year of public company costs, while Fiscal 2021 results include only a partial year of public company costs.

Accordingly, the Company views it as useful to consider these factors in evaluating our operating performance year-over-year. On a like-for-like basis, the guidance range provided for Fiscal 2022 adjusted EPS of $0.59 to $0.62 per diluted share is comparable to what would be an adjusted EPS of $0.52 per diluted share in Fiscal 2021 if that year had been burdened by a full year of public company costs and assuming a diluted share count consistent with our guidance for Fiscal 2022.

The Company’s upwardly revised and narrowed guidance ranges for Fiscal year 2022 are as follows:

(amounts in millions, except per share data and percentages)	Fiscal year ended July 31, 2022
Net sales	$369.0	-	$373.0
Adjusted EBITDA	$125.0	-	$128.0
Adjusted EPS	$0.59	-	$0.62
Diluted share count	114.5	-	116.5
Effective tax rate	24%	-	26%
Conference Call and Webcast
The Company will host a conference call to discuss these results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Investors interested in participating in the live call can dial 844-200-6205 from the U.S. and 929-526-1599 internationally, and enter confirmation code 749129. A telephone replay will be available approximately two hours after the call concludes through Thursday, June 16, 2022 by dialing 866-813-9403 from the U.S., or +44 204-525-0658 from international locations, and entering confirmation code 31030. There will also be a simultaneous, live webcast available on the Company’s investor relations website at https://ir.duckhorn.com. The webcast will be archived for 30 days.
About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, eight state-of-the-art winemaking facilities, seven tasting rooms and over 1,100 coveted acres of vineyards spanning 33 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 25 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com/. Investors can access information on our investor relations website at: https://ir.duckhorn.com.
Use of Non-GAAP Financial Information
In addition to the Company’s results which are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes the following non-GAAP measures presented in this press release and discussed on the related teleconference call are useful in evaluating its operating performance: adjusted gross profit, adjusted EBITDA, adjusted net income and adjusted EPS. Certain of these non-GAAP measures exclude depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses, changes in the fair value of derivatives, net of taxes, and certain other items which are not related to the Company’s core operating performance. The Company believes that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. The Company’s management team uses these non-GAAP financial measures to evaluate business performance in comparison to budgets, forecasts and prior period financial results. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided herein for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Readers are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Forward-Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to manage the growth of its business; the Company’s reliance on its brand name, reputation and product quality; the effectiveness of the Company’s marketing and advertising programs; general competitive conditions, including actions the Company’s competitors may take to grow their businesses; overall decline in the health of the economy and the impact of inflation on consumer discretionary spending; the occurrence of severe weather events (including fires, floods and earthquakes), catastrophic health events, natural or man-made disasters, social and political conditions, war or civil unrest; risks associated with disruptions in the Company’s supply chain for grapes and raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies; risks associated with the disruption of the delivery of the Company’s wine to customers; the impact of COVID-19 and its variants on the Company’s customers, suppliers, business operations and financial results; disrupted or delayed service by the distributors and government agencies the Company relies on for the distribution of its wines outside of California; the Company’s ability to successfully execute its growth strategy; decreases in the Company’s wine score ratings by wine rating organizations; quarterly and seasonal fluctuations in the Company’s operating results; the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; the Company’s ability to protect its trademarks and other intellectual property rights, including its brand and reputation; the Company’s ability to comply with laws and regulations affecting its business, including those relating to the manufacture, sale and distribution of wine; the risks associated with the legislative, judicial, accounting, regulatory, political and economic risks and conditions specific to both domestic and to international markets; claims, demands and lawsuits to which the Company is, and may in the future, be subject and the risk that its insurance or indemnities coverage may not be sufficient; the Company’s ability to operate, update or implement its IT systems; the Company’s ability to successfully pursue strategic acquisitions and integrate acquired businesses; the Company’s potential ability to obtain additional financing when and if needed; the Company’s substantial indebtedness and its ability to maintain compliance with restrictive covenants in the documents governing such indebtedness; the Company’s sponsor’s significant influence over the Company, and the Company’s status as a

“controlled company” under the rules of the New York Stock Exchange; the potential liquidity and trading of the Company’s securities; the future trading prices of the Company’s common stock and the impact of securities analysts’ reports on these prices; and the risks identified in the Company’s other filings with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.
Contacts
Investor Contact
Chris Mandeville, ICR
ir@duckhorn.com
707-302-2635

Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except shares and per share data)

	April 30, 2022	July 31, 2021
ASSETS	(unaudited)
Current assets
Cash	$8,654	$4,244
Accounts receivable trade (net of allowance of $400 and $800, respectively)	39,104	33,253
Inventories, net	292,077	267,737
Prepaid expenses and other current assets	8,992	9,167
Total current assets	348,827	314,401
Long-term assets
Property and equipment, net	253,279	240,939
Intangible assets, net	194,784	200,547
Goodwill	425,209	425,209
Other long-term assets	2,067	2,021
Total long-term assets	875,339	868,716
Total assets	$1,224,166	$1,183,117

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$5,042	$3,556
Accrued expenses	25,294	21,557
Accrued compensation	11,025	16,845
Deferred revenue	3,528	3,102
Current maturities of long-term debt	10,510	11,324
Other current liabilities	490	397
Total current liabilities	55,889	56,781
Long-term liabilities
Revolving line of credit, net	113,342	121,348
Long-term debt, net of current maturities and debt issuance costs	107,112	114,625
Deferred income taxes	86,667	86,667
Other long-term liabilities	981	1,458
Total long-term liabilities	308,102	324,098
Total liabilities	363,991	380,879
Equity
Common stock, $0.01 par value; 500,000,000 shares authorized, 115,167,763 issued and outstanding at April 30, 2022 and 115,046,793 issued and outstanding at July 31, 2021	1,152	1,150
Additional paid-in capital	730,033	726,903
Retained earnings	128,404	73,634
Total The Duckhorn Portfolio, Inc. equity	859,589	801,687
Non-controlling interest	586	551
Total equity	860,175	802,238
Total liabilities and equity	$1,224,166	$1,183,117

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three months ended April 30,		Nine months ended April 30,
	2022	2021	2022	2021
Net sales (net of excise taxes of $1,072, $1,368, $4,056 and $3,782, respectively)	$91,584	$90,425	$294,501	$265,720
Cost of sales	47,622	43,496	148,652	132,759
Gross profit	43,962	46,929	145,849	132,961

Selling, general and administrative expenses	23,083	31,142	70,055	65,418
Casualty loss (gain), net	43	(421)	123	(6,636)
Income from operations	20,836	16,208	75,671	74,179

Interest expense	1,618	3,755	4,860	10,947
Other income, net	(1,046)	(2,192)	(2,477)	(5,006)
Total other expenses	572	1,563	2,383	5,941
Income before income taxes	20,264	14,645	73,288	68,238
Income tax expense	4,699	5,623	18,483	19,694
Net income	15,565	9,022	54,805	48,544
Less: Net (income) loss attributable to non-controlling interest	—	—	(35)	4
Net income attributable to The Duckhorn Portfolio, Inc.	$15,565	$9,022	$54,770	$48,548

Net income per share of common stock:
Basic	$0.14	$0.08	$0.48	$0.47
Diluted	$0.14	$0.08	$0.47	$0.47

Weighted average shares of common stock outstanding:
Basic	115,115,850	107,976,264	115,070,183	103,755,180
Diluted	115,281,724	108,404,009	115,347,808	104,123,270

THE DUCKHORN PORTFOLIO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine months ended April 30,
	2022	2021
Cash flows from operating activities
Net income	$54,805	$48,544
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	17,345	16,434
Loss on disposal of assets	12	62
Change in fair value of derivatives	(1,947)	(4,818)
Amortization of debt issuance costs	1,206	1,221
Loss on debt extinguishment	—	272
Equity-based compensation	4,240	9,538
Change in operating assets and liabilities:
Accounts receivable trade, net	(5,851)	(17,491)
Inventories, net	(24,340)	(23,514)
Prepaid expenses and other current assets	1,767	(5,848)
Other long-term assets	(46)	(304)
Accounts payable	1,535	4,176
Accrued expenses	4,550	11,677
Accrued compensation	(5,820)	5,098
Deferred revenue	425	(3,381)
Other current and long-term liabilities	(26)	(130)
Net cash provided by operating activities	47,855	41,536
Cash flows from investing activities
Purchases of property and equipment	(24,878)	(11,452)
Proceeds from sales of property and equipment	80	52
Net cash used in investing activities	(24,798)	(11,400)
Cash flows from financing activities
Dividend to parent	—	(100,000)
Proceeds from issuance of common stock pursuant to the initial public offering, net of underwriters' discounts and commissions	—	187,500
Payments of deferred offering costs	(270)	(3,580)
Payments under line of credit	(77,000)	(245,000)
Borrowings under line of credit	68,000	140,500
Extinguishment of long-term debt	—	(38,131)
Issuance of long-term debt	—	38,131
Payments of long-term debt	(8,538)	(10,513)
Repayment of capital leases	—	(8)
Taxes paid related to net share settlement of equity awards	(839)	—
Debt issuance costs	—	(260)
Net cash used in financing activities	(18,647)	(31,361)
Net increase in cash	4,410	(1,225)
Cash - Beginning of year	4,244	6,252
Cash - End of year	$8,654	$5,027

Non-cash investing and financing activities
Property and equipment additions in accounts payable and accrued expenses	$507	$639
Deferred offering costs in accounts payable, accrued expenses and prepaid expenses	$—	$3,096
Cashless exercise of stock options	$78	$—

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Adjusted gross profit, adjusted net income, adjusted EBITDA and adjusted EPS, collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company’s industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to evaluate business performance in comparison to budgets, forecasts and prior year financial results.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that the Company calculates as net income before interest, taxes, depreciation and amortization, non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses (including certain inventory charges), changes in the fair value of derivatives and certain other items which are not related to our core operating performance. Adjusted EBITDA is a key performance measure the Company uses in evaluating its operational results. The Company believes adjusted EBITDA is a helpful measure to provide investors an understanding of how management regularly monitors the Company’s core operating performance, as well as how management makes operational and strategic decisions in allocating resources. The Company believes adjusted EBITDA also provides management and investors consistency and comparability with the Company’s past financial performance and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations unrelated to its overall performance.
Adjusted EBITDA has certain limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations include:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•adjusted EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs;
•adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt;
•adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to the Company; and
•other companies, including companies in the Company’s industry, may calculate adjusted EBITDA differently, which reduce their usefulness as comparative measures.
Because of these limitations, you should consider adjusted EBITDA alongside other financial performance measures, including net income and the Company’s other GAAP results. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by the types of items excluded from the calculation of adjusted EBITDA.

Adjusted Gross Profit
Adjusted gross profit is a non-GAAP financial measure that the Company calculates as gross profit excluding the impact of purchase accounting adjustments (including depreciation and amortization related to purchase accounting), bulk wine losses, and certain inventory charges. We believe adjusted gross profit is a useful measure to us and our investors to assist in evaluating our operating performance because it provides consistency and direct comparability with our past financial performance between fiscal periods, as the metric eliminates the effects of non-cash or other expenses unrelated to our core operating performance that would result in fluctuations in a given metric for reasons unrelated to overall continuing operating performance. Adjusted gross profit should not be considered a substitute for gross profit or any other measure of financial performance reported in accordance with GAAP.
Adjusted Net Income
Adjusted net income is a non-GAAP financial measure that the Company calculates as net income excluding the impact of non-cash equity-based compensation expense, purchase accounting adjustments, casualty losses or gains, impairment losses (including certain inventory charges), changes in the fair value of derivatives and certain other items unrelated to core operating performance, as well as the estimated income tax impacts of all such adjustments included in this non-GAAP performance measure. We believe adjusted net income assists us and our investors in evaluating our performance period-over-period. In calculating adjusted net income, we also calculate the following non-GAAP financial measures which adjust each GAAP-based financial measure for the relevant portion of each adjustment to reach adjusted net income:
•Adjusted net sales – calculated as net sales excluding the impact of purchase accounting and bulk wine losses;
•Adjusted SG&A – calculated as selling, general, and administrative expenses excluding the impacts of purchase accounting, transaction expenses, equity-based compensation, and COVID-19 costs;
•Adjusted income tax – calculated as the tax effect of all adjustments to reach adjusted net income based on the applicable blended statutory tax rate for the period.
Adjusted net income should not be considered a substitute for net income or any other measure of financial performance reported in accordance with GAAP.
Adjusted EPS
Adjusted EPS is a non-GAAP financial measure that the Company calculates as adjusted net income divided by diluted share count for the applicable period. We believe adjusted EPS is useful to us and our investors because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share or any other measure of financial performance reported in accordance with GAAP.

THE DUCKHORN PORTFOLIO, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in millions, except shares and per share data)

				Three months ended April 30, 2022
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$91,584	$43,962	$23,083	$15,565	$4,699	$15,565	$0.14
Interest expense				1,618
Income tax expense				4,699
Depreciation and amortization expense		123	(1,933)	6,237
EBITDA				$28,119
Purchase accounting adjustments		54		54	14	41	—
Transaction expenses			(347)	347	87	259	—
Inventory write-down		3,935		3,935	992	2,943	0.03
Change in fair value of derivatives				(990)	(249)	(741)	(0.01)
Equity-based compensation			(1,154)	1,365	313	1,052	0.01
Wildfire costs				43	11	32	—
Non-GAAP results	$91,584	$48,074	$19,649	$32,873	$5,867	$19,151	$0.17

				Three months ended April 30, 2021
	Net sales	Gross profit	SG&A	Adjusted EBITDA	Income tax	Net income	Diluted EPS
GAAP results	$90,425	$46,929	$31,142	$9,022	$5,623	$9,022	$0.08
Interest expense				3,755
Income tax expense				5,623
Depreciation and amortization expense		176	(1,933)	5,554
EBITDA				$23,954
Purchase accounting adjustments		126		126	32	94	—
Transaction expenses			(2,304)	2,304	585	1,719	0.02
Change in fair value of derivatives				(1,991)	(505)	(1,486)	(0.01)
Equity-based compensation			(8,962)	8,962	80	8,882	0.08
Wildfire costs				(421)	(107)	(314)	—
COVID-19 costs			(12)	12	3	9	—
Non-GAAP results	$90,425	$47,231	$17,931	$32,946	$5,711	$17,926	$0.17